UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.     )

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Hormel Foods Corporation
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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held on Tuesday, January 25, 2022, at 6:00 p.m. Central Standard Time in a virtual meeting format via live webcast at www.virtualshareholdermeeting.com/HRL2022.  Stockholders will not be able to physically attend the Annual Meeting. Additional information is provided below under the heading “Meeting Admission.”

The items of business are:

1.              Elect a board of 12 directors for the ensuing year;

2.              Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2022;

3.              Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2022 annual meeting proxy statement;

4.              Vote on a stockholder proposal, if presented at the meeting; and

5.              Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 3, 2021, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 15, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 25, 2022

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

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PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 25, 2022.  This proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, are first being mailed to stockholders on or about December 15, 2021.

GENERAL INFORMATION

Voting Securities -  Only stockholders of record at the close of business as of December 3, 2021 are entitled to vote at the meeting.  The Company had 542,569,949 shares of common stock outstanding as of December 3, 2021.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.

Quorum -  A majority of the outstanding shares will constitute a quorum at the meeting.

Voting Your Proxy -  Whether or not you plan to attend the virtual meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention(3)
Item 1: Elect 12 directors	Majority of the votes cast(4)(5)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2022	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”
Item 3: Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2022 annual meeting proxy statement	Majority of the votes cast(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 4: Vote on a stockholder proposal, if presented at the meeting	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“AGAINST”	No	“AGAINST”

(1)                                 If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations set forth above.

(2)                                 If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  The New York Stock Exchange (“NYSE”) rules determine whether uninstructed brokers have discretionary voting power on a particular proposal.

(3)                                 Shares represented by abstentions are counted for purposes of determining the presence of a quorum for the transaction of business and as shares represented at the meeting.

(4)                                 A majority of the votes cast means that there are more “FOR” votes than “AGAINST” votes.

(5)                                 An incumbent director who is not re-elected under this standard must promptly offer to resign.  The Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale.  In the event of a contested election, directors will be elected by a plurality of the votes cast.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote -  You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting in person at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses -  The expenses of soliciting proxies will be paid by the Company.  Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

MEETING ADMISSION

Due to health and safety concerns relating to the COVID-19 pandemic, the Annual Meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the Annual Meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on December 3, 2021, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HRL2022. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the voting instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically.  If your shares are held in the name of a bank, broker or other holder of record, the voting instructions provided by your bank, broker or other holder of record should include your 16-digit control number.

If you lost your 16-digit control number or are not a stockholder at the close of business on December 3, 2021, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/HRL2022 and registering as a guest.  If you enter the meeting as a guest, you will not be able to vote your shares or submit a question during the meeting.

You may log into www.virtualshareholdermeeting.com/HRL2022 beginning at 5:45 p.m. Central Standard Time on January 25, 2022.  The Annual Meeting will begin promptly at 6:00 p.m. Central Standard Time on January 25, 2022.  If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual shareholder meeting site for assistance.

This year’s stockholders question and answer session will include questions submitted in advance of the Annual Meeting and questions submitted live during the virtual meeting.  You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number.  Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HRL2022.

If you are not able to attend the virtual Annual Meeting, a recorded version of the meeting will be available on www.virtualshareholdermeeting.com/HRL2022.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders who wish to comment and to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting will be available to attendees at www.virtualshareholdermeeting.com/HRL2022.  The Chairman may also rely on applicable law to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director -  The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders.  The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.              Name of the candidate and the candidate’s business and residence addresses;

2.              A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.              A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.              A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth below and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used to further evaluate candidates.  On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

Director Qualifications – The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates, the Committee will consider, among other qualifications the Committee deems appropriate, a candidate’s:

•                  Intellect;

•                  Integrity;

•                  Broad-based experience at the policy-making level in business, government, education or the public interest;

•                  Analytical ability;

•                  Ability to qualify as an independent director;

•                  Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•                  Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection.  The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race/ethnicity, gender and other personal characteristics is considered.  The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.  While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.  The Committee believes its processes and considerations have resulted in a Board that currently is, and has historically been, diverse in many respects, including racial/ethnic and gender diversity.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board selects director nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director –  Each of our director nominees is well qualified under the criteria described above.  As an employee of the Company, Mr. Snee does not qualify as an independent director.  Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization.  Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning.  Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board.  Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings.  Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The diversity of our director nominees in terms of race/ethnicity, gender, age and tenure on our Board is demonstrated in the following graphs:

Tenure on Board
0-5 years - 25%
6-10 years - 50%
11-15 years - 25%

Age
Under 60 - 25%
60-65 - 50%
Over 65 - 25%

Gender Diversity
Female - 33%
Male - 67%

Racial/Ethnic Diversity
Diverse - 42%
Non-diverse - 58%

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below.  The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.  Directors are elected by a majority of the votes cast, whereby there must be more “FOR” votes than “AGAINST” votes for the nominee.  An incumbent director who is not re-elected under this standard must promptly offer to resign.

DIRECTOR NOMINEES

PRAMA BHATT, age 51, director since 2019.

Ms. Bhatt is Chief Digital Officer of Ulta Beauty, Inc. (NASDAQ: ULTA), a provider of retail beauty products and services, a position she has held since December 2019.  She served Ulta Beauty, Inc. as Senior Vice President, Digital & eCommerce from April 2017 to December 2019 and Vice President, Digital & eCommerce from July 2014 to March 2017.  Ms. Bhatt was Vice President, eCommerce of Kenneth Cole Productions, Inc., a fashion company, from 2011 to 2014.  She held various management positions with Toys “R” Us, Inc., from 2002 to 2011, culminating with the position of Vice President, General Manager, eCommerce, US from 2008 to 2011.  Her prior experience includes the position of management consultant with Booz Allen Hamilton, Inc. and a tenure at Ford Motor Company (NYSE: F) where she held various roles in product strategy, design and development.  Ms. Bhatt brings extensive expertise in digital commerce and consumer product marketing to the Board, as well as ongoing experience as an active senior executive responsible for digital commerce for a large business.

GARY C. BHOJWANI, age 53, director since 2014.

Mr. Bhojwani is Chief Executive Officer of CNO Financial Group, Inc. (NYSE: CNO), a provider of health and life insurance and retirement solutions, a position he has held since January 2018.  He was President of CNO Financial Group, Inc. from April 2016 to December 2017.  Mr. Bhojwani was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to January 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011.  He was President of Commercial Business, Fireman’s Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997.  Mr. Bhojwani is a member of the Board of Directors of CNO Financial Group, Inc., Carmel, Indiana and Allina Health System, Minneapolis, Minnesota (term expiring June 2022).  Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

TERRELL K. CREWS, age 66, director since 2007.

Mr. Crews retired from Monsanto Company, an agricultural company, in 2009.  He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007.  Mr. Crews is a member of the Board of Directors of Archer-Daniels-Midland Company (NYSE: ADM), Chicago, Illinois, WestRock Company (NYSE: WRK), Richmond, Virginia, and Teays River Investments, LLC, Zionsville, Indiana, and the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee.  Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

STEPHEN M. LACY, age 67, director since 2011.

Mr. Lacy retired from Meredith Corporation (NYSE: MDP), a media and marketing company, in November 2020.  He served Meredith Corporation as Chairman of the Board from March 2019 to November 2020, Executive Chairman of the Board from February 2018 to March 2019, Chairman of the Board and Chief Executive Officer starting in 2016, Chairman of the Board, President and Chief Executive Officer starting in 2010, President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998.  Mr. Lacy is a member of the Board of Directors of Great Western Bancorp, Inc. (NYSE: GWB), Sioux Falls, South Dakota, and SuckerPunch Gourmet, LLC, LaGrange Highlands, Illinois.  He was a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa, from 2004 to 2020.  Mr. Lacy brings extensive expertise in finance, corporate development and consumer product marketing to the Board, as well as recent experience as the Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

ELSA A. MURANO, Ph.D., age 62, director since 2006.

Dr. Murano has served Texas A&M University as Associate Vice Chancellor for Academic Strategic Initiatives at Texas A&M Agriculture & Life Sciences since September 2021, Professor, Department of Animal Science, since 2001, and President Emerita since 2009.  She was Director of the Norman Borlaug Institute for International Agriculture from 2014 to September 2021, Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to 2007.  Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004. She is a member of the Board of Directors of Food Safety Net Services, San Antonio, Texas and the Board of Trustees of the International Livestock Research Institute, Nairobi, Kenya.  Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

SUSAN K. NESTEGARD, age 61, director since 2009.

Ms. Nestegard is Advisor for True Wealth Ventures, a venture capital fund, a position she has held since July 2017.  She was President, Global Healthcare Sector, of Ecolab Inc. (NYSE: ECL), a provider of cleaning and sanitizing products and services, from 2010 to 2012, Executive Vice President, Global Healthcare Sector, from 2008 to 2010, and Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from 2003 to 2008.  Ms. Nestegard served as interim Chief Executive Officer of Cambridge Major Laboratories, Inc., a pharmaceutical company, from March 2014 to August 2014.  She also has over 20 years of experience with 3M Company (NYSE: MMM) in product development, research and development, and business unit management.  Ms. Nestegard is a member of the Board of Directors of ALLETE, Inc. (NYSE: ALE), Duluth, Minnesota, and has been elected its Lead Director effective January 1, 2022.  She was a member of the Board of Directors of American Capital, Ltd., Bethesda, Maryland, from June 2013 to January 2017.  Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

WILLIAM A. NEWLANDS, age 63, director since 2018.

Mr. Newlands is President and Chief Executive Officer of Constellation Brands, Inc. (NYSE: STZ), a beverage alcohol company, a position he has held since March 2019.  He served Constellation Brands, Inc. as President and Chief Operating Officer from February 2018 to February 2019, Executive Vice President and Chief Operating Officer from January 2017 to February 2018, Executive Vice President and President, Wine & Spirits Division from January 2016 to January 2017, and Executive Vice President and Chief Growth Officer from January 2015 to January 2016.  Mr. Newlands was Senior Vice President and President, North America of Beam Inc., a beverage alcohol company, from October 2011 to August 2014, and Senior Vice President and President, North America of Beam Global Spirits & Wine, Inc. from December 2010 to October 2011 and Senior Vice President and President, USA of Beam Global Spirits & Wine, Inc. from February 2008 to December 2010.  His prior experience includes several senior leadership roles in the beverage alcohol industry. Mr. Newlands is a member of the Board of Directors of Constellation Brands, Inc., Victor, New York.  He was a member of the Board of Directors of Canopy Growth Corporation (NASDAQ: CGC), Smith Falls, Ontario, Canada, from November 2018 to November 2021.  Mr. Newlands brings extensive expertise in innovation, consumer product marketing, corporate development and international business to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

CHRISTOPHER J. POLICINSKI, age 63, director since 2012.

Mr. Policinski is Chief Executive Officer of CJP Leadership Partners, LLC, a consulting company.  He was Chief Executive Officer of VitaKey, Inc., a food ingredient company, from August 2020 to February 2021. Mr. Policinski retired from Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, in June 2018.  He served Land O’Lakes, Inc. as President and Chief Executive Officer from 2005 to June 2018, as Chief Operating Officer of the Dairy Foods business unit from 1999 to 2005, and Vice President of Strategy and Business Development from 1997 to 1999.  His prior experience includes various management positions at Kraft General Foods Corporation (NASDAQ: KHC), a food company, Bristol-Myers Squibb Co. (NYSE: BMY), a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company.  Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc. (NASDAQ: XEL), Minneapolis, Minnesota, and Isidro Investments, Baltimore, Maryland.  Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as recent experience as the Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

JOSE LUIS PRADO, age 67, director since 2019.

Mr. Prado is Chairman of Tropicale Foods, LLC, a frozen food company, a position he has held since December 2019.  He served Evans Food Group Ltd., a snack food company, as Vice Chairman from August 2019 to August 2021 and as Chairman and Chief Executive Officer from April 2016 to August 2019.  Mr. Prado was President, Quaker Oats North America and Global Baking, for PepsiCo, Inc. (NASDAQ: PEP) from January 2011 to September 2014, President and CEO, Grupo Gamesa-Quaker, a Division of PepsiCo, Mexico, from 2002 to 2010, Regional Vice President, Andean Region, Frito Lay International, from 2000 to 2002, President, PepsiCo Snacks Argentina, from 1997 to 2000, President, Frito Lay Snacks Caribbean, from 1994 to 1997, and Finance Vice President and CFO, Matutano, Frito Lay International, from 1993 to 1994.  Mr. Prado is a member of the Board of Directors of Tropicale Foods, LLC, Ontario, California, Northern Trust Corporation (NASDAQ: NTRS), Chicago, Illinois, the Chicago Council on Global Affairs, Chicago, Illinois, and the Latino Corporate Directors Association, Washington, D.C., and the Board of Trustees of the National Museum of the American Latino, Washington, D.C.  He was a member of the Board of Directors of Brinker International, Inc. (NYSE: EAT), Dallas, Texas, from July 2015 to March 2019.  Mr. Prado brings extensive expertise in consumer product marketing, corporate development, international business and the food industry to the Board, as well as significant executive leadership experience.

SALLY J. SMITH, age 63, director since 2014.

Ms. Smith retired from Buffalo Wild Wings, Inc., a restaurant company, in February 2018. She served Buffalo Wild Wings, Inc. as President and Chief Executive Officer from 1996 to February 2018 and as Chief Financial Officer from 1994 to 1996.  Ms. Smith was Controller, from 1984 to 1987, and Chief Financial Officer, from 1987 to 1994, of Dahlberg, Inc., a manufacturer of hearing aids.  She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith is a member of the Board of Directors of Alerus Financial Corporation (NASDAQ: ALRS), Grand Forks, North Dakota (term expiring May 2022), Digi International Inc. (NASDAQ: DGII), Minnetonka, Minnesota, Allina Health System, Minneapolis, Minnesota (term expiring June 2022), The Marvin Companies, Warroad, Minnesota, and the National Restaurant Association, Washington, D.C.  Ms. Smith was a member of the Board of Directors of Buffalo Wild Wings Inc., Minneapolis, Minnesota, from 1996 to June 2017.  Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as recent experience as the Chief Executive Officer of a Minnesota-based publicly held company.

JAMES P. SNEE, age 54, director since 2015.

Mr. Snee is Chairman of the Board, President and Chief Executive Officer of the Company (NYSE: HRL), serving in that capacity since November 2017.  He was President and Chief Executive Officer from October 2016 to November 2017, President and Chief Operating Officer from October 2015 to October 2016, Group Vice President and President, Hormel Foods International Corporation from October 2012 to October 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from October 2011 to October 2012, and Vice President, Affiliated Business Units from October 2008 to October 2011.  Mr. Snee is a member of the Board of Directors of Republic Services, Inc. (NYSE: RSG), Phoenix, Arizona, the Consumer Brands Association, Washington, D.C., and The Hormel Foundation, Austin, Minnesota.  In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 32-year career with the Company.

STEVEN A. WHITE, age 61, director since 2014.

Mr. White is President, Special Counsel to the CEO for Comcast Corporation (NASDAQ: CMCSA), an entertainment and communications company, a position he has held since December 31, 2020.  He served Comcast as President, Comcast West Division, from 2009 to December 31, 2020, as Regional Senior Vice President, Comcast California from 2007 to 2009, and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007.  Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000.  His prior experience includes various marketing positions with Colgate-Palmolive Company (NYSE: CL) from 1991 to 1997.  Mr. White is a member of the Board of Directors of W.W. Grainger, Inc. (NYSE: GWW), Lake Forest, Illinois, Shaw Communications Inc. (NYSE: SJR), Calgary, Alberta, Canada, and Comcast Foundation, Philadelphia, Pennsylvania.  Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as recent experience as the President of a large business.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•                                          At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          Directors who (1) retire from or change their principal employment, (2) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (3) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation;

•                                          It is the Board’s general policy that no person may stand for election to the Board after reaching age 72;

•                                          The Board and Board committees will conduct annual self-evaluations.  This self-evaluation process currently includes the completion and anonymous submission of Board and Board committee assessment surveys by all Board members and personal interviews conducted by the Lead Director with all Board members;

•                                          Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•                                          All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually.  This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”), which is reviewed by all the nonemployee directors.  The annual evaluation will take into account the CEO’s performance measured against established goals.  After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•                                          Directors will have full access to officers and employees of the Company; and

•                                          The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Snee currently serves as both Chairman and CEO of the Company.  The Board believes there are important advantages to Mr. Snee serving in both roles at this time.  Mr. Snee is the director most familiar with our Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters.  Mr. Snee provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies.  Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board will appoint an independent “Lead Director.”  The Governance Committee recommends an independent director for election as Lead Director and periodically reviews the Lead Director’s tenure.

Christopher J. Policinski has been the Lead Director since September 2016.  The duties of the Lead Director include the following:

•                                          Serve as a liaison between the Chairman and the nonemployee directors;

•                                          Serve as a liaison among the nonemployee directors;

•                                          Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•                                          Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;

•                                          Preside at meetings of the Board in the absence of the Chairman;

•                                          Preside at executive sessions of the nonemployee or independent directors;

•                                          In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•                                          In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility.   The Board believes the substantial majority of independent directors on the Board, use of an independent Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.   Officers are required to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position.  Directors need to hold shares of Company stock with a value equal to their five-year average annual Board retainer times a multiple of 5.  For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.  The Company’s officers and directors must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.   Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).   Stock options, restricted stock units and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.  All officers and directors who are subject to the guidelines are in compliance with the guidelines.

Stock Pledging and Hedging Policies

The Company has a pledging policy which prohibits officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

The Company has adopted a policy prohibiting hedging.  The policy prohibits employees, officers and directors of the Company, and their designees, from purchasing any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities granted to the employee, officer or director as compensation or held directly or indirectly by the employee, officer or director.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent.  The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Prama Bhatt	Elsa A. Murano	Jose Luis Prado
Gary C. Bhojwani	Susan K. Nestegard	Sally J. Smith
Terrell K. Crews	William A. Newlands	Steven A. White
Stephen M. Lacy	Christopher J. Policinski

The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Mr. White, President, Special Counsel to the CEO for Comcast Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company.  The Board determined that this relationship was not material and did not impair Mr. White’s independence.  The dollar amount of the Company’s transactions with Comcast Corporation are well below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.

Board of Director and Committee Meetings

Board of Directors and Committees -  The Board of Directors conducts its business through meetings of the Board and its committees.  The Lead Director presides at executive sessions of the nonemployee or independent directors.  The Board held seven meetings during fiscal 2021.  Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.

The Board of Directors has established the following Board committees: Audit, Compensation and Governance.  The following table shows membership and meeting information for each committee for fiscal 2021.

Name	Audit Committee	Compensation Committee	Governance Committee(1)
Prama Bhatt	X
Gary C. Bhojwani		X	X*
Terrell K. Crews	X
Stephen M. Lacy	X	X*
Elsa A. Murano			X
Susan K. Nestegard			X
William A. Newlands	X	X
Christopher J. Policinski		X	X
Jose Luis Prado	X
Sally J. Smith	X*	X
Steven A. White		X	X
Total Meetings in Fiscal 2021	10	5	5

* Committee Chair

(1)                       Dakota A. Pippins served on the Governance Committee until his term expired on January 26, 2021.

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that Terrell K. Crews, Stephen M. Lacy and Sally J. Smith each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).   The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Oversee the Company’s risk management function, including the steps management takes to manage the Company’s key areas of risk; and

•                  Oversee the Company’s compliance function, including the Company’s compliance program and the Code of Ethical Business Conduct.

Compensation Committee -  The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all senior officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -  The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board of an independent director for election as Lead Director and review the Lead Director’s tenure;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Monitor the Company’s sustainability, environmental, and corporate social responsibility activities;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight.  The Board administers its risk oversight function through the full Board and each of its committees.  Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process.  The ERM process is designed to identify and assess the Company’s risks globally and develop steps to mitigate and manage risks.  The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions.  In addition, the Board receives regular reports on the Company’s overall business, specific segments and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls, cybersecurity, and legal and regulatory compliance.   The Audit Committee has oversight of the Company’s internal audit, risk management and compliance functions, including oversight of the Company’s Code of Ethical Business Conduct.  The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans.  The Governance Committee oversees risk in connection with corporate governance practices.  All of these committees make regular reports of their activities to the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year all then-serving directors of the Company attended the virtual Annual Meeting of Stockholders except for one director, who was retiring from the Board effective at the end of that meeting.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

In fiscal 2021, the Company provided the following elements of compensation to nonemployee directors:

•                  Annual retainer of $80,000;

•                  Additional annual retainer of $25,000 for Lead Director;

•                  Additional annual retainer of $25,000 for chair of the Audit Committee;

•                  Additional annual retainer of $10,000 for Audit Committee members;

•                  Additional annual retainer of $20,000 for chair of the Compensation Committee;

•                  Additional annual retainer of $7,500 for Compensation Committee members;

•                  Additional annual retainer of $15,000 for chair of the Governance Committee;

•                  Additional annual retainer of $5,000 for Governance Committee members; and

•                  An award of restricted shares of Company common stock having a value of $160,000 on February 1 based on the NYSE closing price for the stock at the end of that day (rounded to the nearest whole share number), subject to a restricted period which expires upon the date of the Company’s next annual stockholders meeting.

The retainers are paid half on February 1 and half on August 1.  These payments and the equity award are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

Nonemployee directors first elected to the Board other than at the annual stockholders meeting receive a prorated annual retainer and award of restricted shares based on the number of regular Board meetings scheduled from the time the director joins the Board to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.  The restricted period for restricted shares awarded to newly elected nonemployee directors expires upon on the date of the second succeeding annual meeting of the Company’s stockholders.

Nonemployee directors appointed as a new Committee Chair or member receive a pro-rated annual Committee retainer based on the number of regular Board meetings scheduled from the time the director takes the new Committee assignment to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.

The NYSE closing price of the Company’s stock was $46.92 on February 1, 2021.  This price resulted in an award of 3,410 restricted shares of Company common stock to each nonemployee director on that date.

The awards of restricted shares on February 1, 2021 were made pursuant to the terms of the stockholder-approved Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”).  Each nonemployee director and the Company entered into a Restricted Stock Award Agreement consistent with the Incentive Compensation Plan.  Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive no additional compensation for service on the Board pursuant to Compensation Committee policy.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors.  The Committee uses a compensation consultant, Pearl Meyer, to provide advice regarding nonemployee director compensation.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Compensation Decisions are Made” on page 19 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year.  After this process was completed in late 2020, the Company’s nonemployee director compensation policy was not modified. The next regular review of nonemployee director compensation is scheduled to take place in late 2022.

The fiscal 2021 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2021
Name(1)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Prama Bhatt	90,000	159,997	-	-	249,997
Gary C. Bhojwani	102,500	159,997	-	3,504	266,001
Terrell K. Crews	90,000	159,997	-	2,830	252,827
Stephen M. Lacy	110,000	159,997	-	10,000	279,997
Elsa A. Murano	85,000	159,997	-	220	245,217
Susan K. Nestegard	85,000	159,997	-	15,731	260,728
William A. Newlands	97,500	159,997	-	3,664	261,161
Dakota A. Pippins(5)	-	-	-	11,533	11,533
Christopher J. Policinski	117,500	159,997	-	21,952	299,449
Jose Luis Prado	90,000	159,997	-	2,587	252,584
Sally J. Smith	112,500	159,997	-	13,678	286,175
Steven A. White	92,500	159,997	-	14,375	266,872

(1)                                 Consists of annual retainer and additional annual retainers for Lead Director, committee chairs, and committee members.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan.

(2)                                 Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”).  Each nonemployee director on February 1, 2021 received a grant of 3,410 shares of restricted stock.  The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $46.92 on February 1, 2021.

(3)                                 As of October 31, 2021, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock:

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Prama Bhatt	-	3,410
Gary C. Bhojwani	-	3,410
Terrell K. Crews	-	3,410
Stephen M. Lacy	-	3,410
Elsa A. Murano	13,200	3,410
Susan K. Nestegard	-	3,410
William A. Newlands	-	3,410
Dakota A. Pippins	-	-
Christopher J. Policinski	6,600	3,410
Jose Luis Prado	-	3,410
Sally J. Smith	-	3,410
Steven A. White	-	3,410

(4)                                 Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan and the 2009 Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows:  Mr. Lacy - $10,000.  This matching gift program is available to all full-time and retired employees and directors of the Company.

(5)                                 Mr. Pippins’ term expired on January 26, 2021.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2021 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2021 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2021, for filing with the SEC.

THE AUDIT COMMITTEE

Sally J. Smith, Chair	Stephen M. Lacy
Prama Bhatt	William A. Newlands
Terrell K. Crews	Jose Luis Prado

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 31, 2021 and October 25, 2020 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2021	Fiscal 2020
Audit fees	$2,545,246	$2,732,425
Audit-related fees	$170,000	$165,000
Tax fees	$0	$0
All other fees	$351,600	$0

Audit Fees -  Audit fees are for audit of the Company’s financial statements and the audit of internal control over financial reporting for fiscal years 2021 and 2020.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees -  Audit-related fees are for services related to the performance of the audit.  These services consist of benefit plan audits.

All Other Fees -  All other fees are for services rendered relating to due diligence in connection with the acquisition of the Planters® snack nuts business.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval by the Committee of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Audit Committee preapproved all of the services performed by Ernst & Young during fiscal years 2021 and 2020.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 30, 2022.  Ernst & Young has served as the Company’s public auditors since 1931.

At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 30, 2022.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to attend the annual meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 3, 2021, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	256,433,116(1)	47.26%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355	32,910,894(2)	6.07%

BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	29,090,942(3)	5.36%

(1)                                 The Hormel Foundation (“Foundation”) holds 28,726,892 of such shares as individual owner and 227,706,224 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Jeffrey M. Ettinger, former Chairman of the Board, President and CEO of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Treasurer, Roland G. Gentzler, former Vice President, Finance and Treasurer of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Gema J. Alvarado-Guerrero, Executive Director, Parenting Resource Center, Inc., Austin, appointed by the Parenting Resource Center; Dr. Adenuga O. Atewologun, President, Riverland Community College, appointed by the Riverland Community College Austin campus; Diane B. Baker, CEO of YMCA of Austin, Minnesota, appointed by the YMCA of Austin; Dr. Mark R. Ciota, President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin, appointed by Mayo Clinic Health System-Austin; Dr. Robert C. Clarke, Executive Director, The Hormel Institute, Austin, appointed by the University of Minnesota, Hormel Institute; Thomas J. Dankert, Director of Administrative Services for the City of Austin, appointed by the City of Austin; Nitaya Jandragholica, Cultural Liaison and Spanish Interpreter, Mower County; Michelle M. King, Attorney, Austin; Randall J. Kramer, Certified Financial Planner, Austin; Molly S. Lanke, Executive Director, United Way of Mower County, Inc., appointed by the United Way of Mower County; Dr. Joey M-H Page, Superintendent of Austin Public Schools, appointed by Austin Public Schools; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin, appointed by Cedar Valley Services; Larry J. Pfeil, former Vice President, Engineering of Hormel Foods; James P. Snee, Chairman of the

Board, President and CEO of Hormel Foods; and Major Jeffrey L. Strickler, Commanding Officer, The Salvation Army of Austin, appointed by the Salvation Army of Austin.

(2)                                 Based on information provided in an Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2021, The Vanguard Group, Inc. reported it has shared power to vote 574,150 shares, sole power to dispose of 31,548,814 shares, and shared power to dispose of 1,362,080 shares.

(3)                                 Based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2021, BlackRock, Inc. reported it has sole power to vote 26,026,827 shares and sole power to dispose of 29,090,942 shares.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 27, and all current directors and executive officers of the Company as a group as of December 3, 2021, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Right to Acquire Within 60 Days(2)	Percent of Class
Prama Bhatt	8,030	-	*
Gary C. Bhojwani	30,859	-	*
Deanna T. Brady(3)	47,601	253,874	*
Terrell K. Crews	109,570	-	*
Stephen M. Lacy	69,955	-	*
Glenn R. Leitch(3)	128,493	299,275	*
Lori J. Marco(3)	26,984	182,650	*
Elsa A. Murano	99,469	13,200	*
Susan K. Nestegard	100,325	-	*
William A. Newlands	15,150	-	*
Christopher J. Policinski	75,891	6,600	*
Jose Luis Prado	14,595	-	*
James N. Sheehan(3)(4)	161,473	312,821	*
Jacinth C. Smiley(3)	-	-	*
Sally J. Smith	52,442	-	*
James P. Snee(3)	204,936	937,225	*
Steven A. White	51,265	-	*
All Directors and Executive Officers as a Group (28 persons)(3)	1,297,573	2,973,441	0.78%

* One percent or less.

(1)                                 Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares.  None of the shares are pledged as security.  Holdings are rounded to the nearest full share.

(2)                                 Consists of shares subject to options exercisable on or within 60 days of December 3, 2021 and RSUs eligible for vesting due to a qualified retirement on or within 60 days of December 3, 2021.

(3)                                 Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(4)                                 Includes 56,416 shares of the Company’s common stock beneficially owned by members of Mr. Sheehan’s household.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021.

THE COMPENSATION COMMITTEE

Stephen M. Lacy, Chair	Christopher J. Policinski
Gary C. Bhojwani	Sally J. Smith
William A. Newlands	Steven A. White

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and drive long-term stockholder value. This CD&A outlines our 2021 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee of the Board of Directors arrived at its compensation decisions for our 2021 named executive officers (“NEOs”) listed below:

NEO	Position/Title
James. P. Snee	Chairman of the Board, President and Chief Executive Officer
James N. Sheehan(1)	Executive Vice President and Chief Financial Officer
Deanna T. Brady	Executive Vice President, Refrigerated Foods
Jacinth C. Smiley(2)	Group Vice President, Corporate Strategy
Glenn R. Leitch	Former Executive Vice President, Supply Chain (Retired April 25, 2021)
Lori J. Marco	Senior Vice President, External Affairs, and General Counsel

(1)                    Mr. Sheehan will retire on December 31, 2021.

(2)                     Ms. Smiley will become Executive Vice President and Chief Financial Officer on January 1, 2022.

Executive Summary

2021 Business Highlights

Performance Results

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and long-term returns to stockholders.  Fiscal 2021 net sales were a record $11.4 billion.  Fiscal 2021 net earnings were $908.8 million, with $1.66 diluted EPS.  Despite inflationary pressures, labor availability and industrywide supply chain disruptions, fiscal 2021 was still the third most profitable year in the Company’s history.  Our fourth quarter earnings release and annual report provide more details on the Company’s financial performance.

The Company’s financial performance has led to superior returns to the Company’s stockholders over a longer-term horizon.  The chart below shows how the Company’s stock outperformed the Dow-Jones Industrials 30 Stock Average and the Standard & Poor’s 500 Packaged Foods and Meats Index in total return for the ten-year period ended October 29, 2021, the last trading day in fiscal 2021. A decline in the Company’s stock price in the last year led to the underperformance to the S&P 500 Index for the same ten-year horizon.

COMPARISON OF TOTAL RETURN*
Ended 10/29/2021	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods	-12.8%	4.3%	3.0%	4.2%	13.1%
Dow-Jones Industrials 30 Stock Average	26.4%	15.3%	13.2%	14.5%	11.3%
S & P 500	34.9%	25.5%	22.3%	18.9%	15.9%
S & P 500 Packaged Foods and Meats	4.5%	8.3%	8.7%	2.8%	9.4%

* The chart indicates total stockholder return for each period based on a $100 investment in the stock or index, including reinvestment of dividends.

In fiscal 2021, the Company paid a record amount of dividends to stockholders.  In November 2021, the Company announced a $0.06 per share (6.1%) increase to its annual dividend rate, making the new dividend $1.04 per share. This represents the 56th consecutive annual dividend increase.

2021 Say-on-Pay

At the 2021 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation.  The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2021 annual meeting proxy statement.  Of the shares voted for or against the Company’s executive compensation, 97.55% voted in favor.

The Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote.  The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs.  While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2022, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every year.

2021 Compensation Decisions and Outcomes

The Compensation Committee took several actions in 2021 to ensure market-competitive NEO compensation, emphasizing performance-based compensation programs tied directly to value creation for the Company’s stockholders. The Compensation Committee approved salary increases, Operators’ Shares grants, annual incentive plan (“AIP”) award target amounts, long-term incentive plan (“LTIP”) performance awards, restricted stock units (“RSUs”) awards, and stock option grants for the NEOs and other key executives. The resulting fiscal 2021 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 27 and the supporting tables that follow. At target performance, NEO total direct compensation is approximately the median of market consensus data.

Based on our actual performance results for fiscal 2021, NEO compensation relative to target was as follows:

•                  Operators’ Shares were 6% below target, tied directly to the Company’s under achievement on EPS;

•                  Actual AIP payouts for the NEOs were 79% of target, on average. As described below, 2021 AIP awards were tied to the achievement of a combination of Company EBIT, Segment Profit, Net Sales, Asset Management performance results; and environmental, social & governance (“ES&G”) metrics; and

•                  The performance period for the LTIP awards made in 2018 ended June 18, 2021.  The Company’s 3-year total shareholder return was at the 68.2 percentile of its peer group, generating a payout of 136.4% of target.

Best Compensation Governance Practices

Our executive pay program accomplishes our goals by incorporating certain pay practices while avoiding other, more problematic or controversial practices.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable, performance-based compensation	×	No significant perquisites
✓	Have robust stock ownership guidelines	×	No employment agreements, severance or related tax gross ups
✓	Use a mix of relative and absolute financial performance metrics	×	No pledging or hedging of stock
✓	Use an independent, external compensation consultant	×	No repricing or exchange of underwater options(1)
✓	Hold an annual say-on-pay vote	×	No dividends are paid on unvested RSUs. Dividend equivalents in the form of additional RSUs are only payable to the extent the RSUs ultimately vest
✓	Maintain a clawback policy in the event of a material financial restatement

(1)         Our Incentive Compensation Plan prohibits repricing or exchange of underwater options without stockholder approval.

What Guides Our Program

The Compensation Committee establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of Company executives.  The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer does not provide any additional consulting services to the Company.  The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves.

Compensation Objectives

The Company’s executive compensation programs are designed to achieve two primary goals:

•                  Attract and retain highly qualified executive officers; and

•                  Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to pay for performance.

Total compensation for executive officers is leveraged toward performance-based compensation rather than base salary.  Performance-based compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved long-term performance.  This compensation balance provides both downside risk and upside opportunity for Company performance.

Principal Components of Pay

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including market competitive pay, individual performance and internal equity.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the plans as well as balancing long-term and short-term performance.  As indicated in the table below, target pay levels and incentive plans are designed to create alignment between actual relative pay and relative performance.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 – 15%
AIP	Company EBIT, segment profit, net sales, ES&G, and asset management	Annual	Moderate/High	15 – 25%
LTIP	Relative total shareholder return performance	3-year performance period	Moderate/High	15 – 35%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	13 – 20%
RSUs	Stock price	3-year vesting	Low/Moderate	13 – 20%

The Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”) is administered by the Compensation Committee and is utilized for both short-term and long-term and for both cash and equity compensation programs.  The Incentive Compensation Plan allows the Compensation Committee to grant the NEOs different types of incentive awards.

How Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for a group of key executives who hold senior positions within the Company, including all the Company’s executive officers (the CEO and such executives, collectively, the “Senior Management Group”).  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the Senior Management Group, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data

(1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Senior Vice President of Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Compensation Peer Group
Campbell Soup Company ConAgra Brands, Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc. General Mills, Inc. Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company Kellogg Company

Kraft Heinz Company

McCormick & Company, Inc.

Mondelez International, Inc.

Pilgrim’s Pride Corporation

Post Holdings, Inc.

Sanderson Farms, Inc.

Seaboard Corporation

TreeHouse Foods, Inc.

Tyson Foods, Inc.

2020/2021 Fiscal Year Data ($ in millions) Revenues Market Capitalization	Hormel Foods (Fiscal 2021) $9,608 $22,961	25th Percentile $4,691 $4,179	Median $8,076 $13,719	75th Percentile $13,350 $24,090

The Committee has established a separate performance peer group for purposes of measuring relative total shareholder return, called the “LTIP Peer Companies.”  The companies in the above Compensation Peer Group are different than the LTIP Peer Companies because the purpose of each list is different.  The Compensation Peer Group consists of food companies which are more similar in size to the Company.  The LTIP Peer Companies consist of a broader group of food and beverage companies that are used to determine relative total shareholder return performance.  This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are acquired, go bankrupt or are eliminated due to unforeseen events.  The LTIP Peer Companies are listed on page 23.

In July of each year, the Committee reviews and approves the Compensation Peer Group and the LTIP Peer Companies with input from the consultant. The Compensation Peer Group listed above was approved in July 2021 and is the same as the Compensation Peer Group approved in July 2020.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings.  Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including overall pay mix.  The consultant then works with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee.  The consultant presents preliminary recommendations based on each executive’s market positioning and relative internal positioning.  The CEO and Senior Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution.  The initial results are submitted to the Committee for review and discussion.  Based on the Committee’s discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting.  The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

The Executive Compensation Program in Detail

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total direct compensation.  Salary levels are based on competitive pay levels and the executive’s experience, responsibilities and performance. In keeping with the Company’s focus on paying for performance, base salaries are generally below competitive median levels.

Operators’ Share Incentive Plan

Why Operators’ Shares?

The Hormel Foods Corporation 2018 Operators’ Share Incentive Compensation Subplan pursuant to the Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The Operators’ Share Plan rewards employees as the EPS of the Company rises over time.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive performance-based cash compensation under the Operators’ Share Plan.

The Compensation Committee determines grants of Operators’ Shares to the Senior Management Group.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.  The total of an executive’s base pay plus the projected value of the Operators’ Shares is generally at the 50th percentile of the market for base pay.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Plan

Why AIP?

The AIP is a short-term incentive granted under the Incentive Compensation Plan.  The AIP is an annual cash incentive program that rewards participants for the Company’s financial performance.  The AIP rewards achievement of growth and profit objectives, key ES&G metric initiatives, and asset management.  The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Program Works

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements has always been heavily weighted toward variable, performance-based compensation, and the AIP has a strong focus on profitability and returns as well as progress towards ES&G metric initiatives. Performance goals for financial elements are based on the annual operating plan approved by the Board of Directors.  AIP awards for NEOs are based on the following:

The CEO’s goal is based 80% on EBIT for the consolidated Company, 10% Net Sales for the Company, and 10% based on achievement of key ES&G metric initiatives, such as inclusion and diversity.  Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, and International & Other) will have their goal weighted, with 25% based on segment profit for their particular segment, 10% based on Net Sales for their segment,  55% based on EBIT for the consolidated Company, and 10% based on achievement towards Total Company ES&G metrics.  All other NEOs have their goal based on EBIT, Net Sales, and ES&G metrics for the consolidated Company.

For EBIT, Segment Profit, and Net Sales, threshold begins at 80% achievement of plan with a 50% target payout; 100% payout when plan is achieved; and 200% payout at 120% achievement of plan. Awards are interpolated between the discrete percentages. The ES&G metrics payout ranges are 0-200% based upon improvement in our ES&G metrics.

Target award amounts under the AIP for the Senior Management Group are determined by the Compensation Committee and will vary based on the participant’s position within the Company and the competitive market rate.  Performance levels at threshold, target, and maximum, and their payout levels are established at the beginning of the fiscal year.  Payouts are a percentage of target as follows:

	EBIT/Segment Profit/Net Sales as a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT, segment profit, and net sales between the discrete percentages.

The AIP modifier is a secondary measure applied to the AIP award. This modifier is based on Return on Assets (“ROA”). ROA is calculated by dividing net earnings by average total assets relative to the annual operating plan.  The ROA modifier may increase or decrease the payouts associated with EBIT and segment profit.  ROA within 90% to 110% of the plan will have no impact on the payout.  ROA below 90% of the plan will decrease the payouts by 20%.  ROA above 110% of the plan will increase the payout by 20%.

The maximum payout under the AIP will remain 200% of the target incentive.  The Compensation Committee retains discretion to adjust the amount of any award payout.

The Committee has authority to modify a performance period and/or make adjustments to or waive the achievement of performance goals for unusual or infrequently occurring events.  As a result, adjustments were made to goals to account for the acquisition of the Planters® snack nuts business.

The fiscal 2021 AIP payout percentage varied for the NEOs, based upon the Total Company results and/or their segment results, as follows:

	Target Incentive	Incentive Payment	AIP Payout % of Target
James P. Snee	$1,500,000	$1,221,000	81%
James N. Sheehan	$500,000	$407,000	81%
Deanna T. Brady	$410,000	$359,365	88%
Jacinth C. Smiley	$500,000	$230,377*	81%
Glenn R. Leitch	$500,000	$149,991*	61%
Lori J. Marco	$270,000	$219,780	81%

* Denotes partial year payment

The International segment achieved their segment profit goal for fiscal 2021, but the Total Company along with the Grocery Products, Jennie-O Turkey Store and Refrigerated Foods segments did not. The resulting payout percentages represent this performance.  The Total Company EBIT goal for fiscal 2021 was $1,242,077,000 including $33,600,000 for the acquired Planters® snack nuts business.  The Total Company’s actual EBIT performance was $1,122,297,000, resulting in 90% achievement of the EBIT goal.  The Total Company Return on Asset goal for fiscal year 2021 was initially 9.7% but then 9.1% after adjusting for the acquired Planters® snack nuts business.  The Total Company’s actual ROA, was 8.3%, resulting in 91% achievement of the goal.  Since the actual achievement fell within the 90% to 110% range, no payout modifier was applied.  Total Company Net Sales goal for fiscal 2021 was $10,464,371,000 including $430,000,000 for the acquired Planters® snack nuts business. The Total Company’s actual Net Sales performance was $11,386,189,000, resulting in 109% achievement of the Net Sales goal.  The ES&G initiatives are based on overall belonging scores and the representation of women and underrepresented minorities in salaried positions. Actual achievement of the ES&G initiatives were over goal in some cases and below goal in other cases, resulting in a payout that was less than the full target opportunity.  ES&G is a cumulative payout based on multiple independent measures and resulted in a 69% payout.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company.  The quantitative factors identified below are all maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  Segment profit targets and results are competitively sensitive information that the Company does not publicly disclose; and

•                  Segment asset management targets and results are competitively sensitive information that the Company does not publicly disclose.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentive Plan

Why LTIP Performance Awards?

LTIP performance awards granted under the Incentive Compensation Plan are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2021 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Performance Awards Work

“Total Shareholder Return” measures the increase in stock price and any reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  In selecting the cash incentive target for each participant, the Compensation Committee considers the responsibilities of the employee, his or her contributions to the Company’s success, and competitive market data.

In July 2021, the annual LTIP performance awards were granted.  The performance cycle for each award is three years and participants can have up to three overlapping LTIP performance awards at any time. If, during any three-year performance cycle, a subsequent target award is increased or decreased due to a promotion or job change, that change will be applied to any existing target awards as of the subsequent award’s effective date.

If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then the target award is earned.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group for LTIP awards granted in fiscal 2021 consists of 21 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company Clorox Company Coca-Cola Company	Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company	PepsiCo Inc. Pilgrim’s Pride Corporation Post Holdings, Inc.
ConAgra Brands, Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc.	Kellogg Company Kraft Heinz Company McCormick & Company, Inc.	Sanderson Farms, Inc. Seaboard Corporation TreeHouse Foods, Inc.
General Mills, Inc.	Mondelez International, Inc.	Tyson Foods, Inc.

The LTIP Peer Companies listed above were approved in July 2021 and are the same as the LTIP Peer Companies approved in July 2020.

For the LTIP performance period June 11, 2018 through June 18, 2021, the Company’s Total Shareholder Return was at the 68.2 percentile of its peer group, resulting in a payout at 136.4% of the target awards.

Stock Incentives

Why Stock?

The Incentive Compensation Plan also allows the Committee to grant several types of equity awards, including stock options, restricted stock and other stock-based awards.  Options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the financial interests of executives and stockholders.  By comparison, RSUs convey real, immediate value to participants as of the grant date, thereby providing much stronger retention incentive than other compensation vehicles. The total equity award value for executive officers is delivered 50% in the stock options and 50% in RSUs.

Stock option grants typically vest equally over a four-year period and have a term of ten years. This extended vesting period and term encourage executives to balance how business decisions made in the near-term affect the Company’s long-term stock price performance.  RSUs have a 3-year cliff vesting schedule, which serves as a retention incentive.  Stock options and RSUs are granted annually, effective on the first Tuesday of December, for all eligible employees except the CEO.  This practice ensures that grant dates cannot be manipulated for a more favorable exercise price or market price.  The Committee determined to make the CEO’s stock option and RSUs grants effective the same date as the nonemployee directors’ restricted share grants, February 1.  This date was chosen because it falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.

RSUs are credited with dividend equivalents in the form of additional RSUs each time a cash dividend is paid on our common stock.  The declared dividends multiplied by the number of RSUs held are deemed reinvested in additional RSUs based on the market value of our common stock on the dividend payment date.  Such additional RSUs are subject to the same terms as the underlying RSUs, including the timing of vesting.

How Awards are Determined

The Compensation Committee determines, with the assistance of its independent outside consultant, the amount of options and RSUs to be granted to the Senior Management Group.  The CEO adds his input and recommendations regarding grants to members of the Senior Management Group (other than himself).  The Committee reviews such recommendations and determines all final option and RSU grants to the Senior Management Group.

Option and RSUs awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options and/or RSUs awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option and RSUs grants in fiscal 2021 and in past years took into consideration the individual’s contributions to the Company during the last fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Other Compensation-Related Policies, Practices and Guidelines

Stock Ownership Guidelines

The Company’s officers are required to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary.  The required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.  The Company’s officers must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.  See “Stock Ownership Guidelines” on page 9 for more information on the Company’s stock ownership guidelines.

Stock Pledging and Hedging Policies

The Company has a pledging policy which prohibits officers from holding Company stock in a margin account or pledging Company stock as collateral for a loan. The Company has also adopted a policy prohibiting hedging of the Company’s securities.  See “Stock Pledging and Hedging Policies” on page 9 for the Company’s pledging and hedging policies.

Clawback Policy

The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.

The Salaried Employees Pension Plan (“Pension Plan”) consists of two parts, a base benefit and a supplemental benefit.    Pension benefits are based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017.  If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit.  If it is greater than 75, the employee receives a 10% base pay credit.  An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit.  The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit.  The pension benefit is payable in a lump sum or an annuity.

The earliest eligible retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

On December 31, 2016, the Pension Plan (Traditional Pension Plan) benefit was frozen.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years as of December 31, 2016.  For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and AIP payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees increased effective October 31, 2016 in conjunction with this modification.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $290,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

The Company also maintains a supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of the Internal Revenue Service (“IRS”) limitation.  In the same way that the SERP restores the full value of the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the IRS limitations on the 401(k) Plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and LTIP payments.  The Company makes contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations.  The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft has been limited to business purposes.  While the CEO’s use of corporate aircraft to attend outside public company board meetings is disclosed as a perquisite under SEC rules, the Compensation Committee believes such use of corporate aircraft by the CEO serves an appropriate purpose and has approved that use.  Additionally, due to the COVID-19 pandemic, the Compensation Committee has asked the CEO to use the corporate aircraft for any personal travel to maintain his health and safety.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to members of senior management as a vacation destination.  The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

Tax Deductibility

Due to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Cuts Act”) in December 2017, compensation paid to our NEOs in excess of $1 million for taxable years beginning after December 31, 2017 (for the Company, beginning in fiscal 2019) will not be deductible.  Consequently, performance-based compensation we paid in fiscal 2021 to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

To the extent we determine it to be practicable and consistent with our best interests and the interests of our stockholders, we intend to preserve the applicability of transitional relief to existing performance-based compensation awards. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to ambiguities and uncertainties as to the application and interpretation of revised Section 162(m), the limited IRS guidance issued concerning the application of transitional relief and the related transitional relief requirements.

The Compensation Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to us.  The Compensation Committee’s ability to properly incentivize our executive officers is considered critical to our success and to advancing the interests of our stockholders.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders.  Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the direction and oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the Senior Management Group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•                  Approval of the companies included in the peer group for comparison purposes;

•                  Approval of threshold, target and performance goals for short- and long-term incentives;

•                  Approval of all pay actions and equity grants for the Senior Management Group; and

•                  Establishment of parameters for equity grants to management employees of the Company outside of the Senior Management Group which may be approved by the CEO under authority delegated to him by the Committee.

Specifically, the Committee notes the following design features that mitigate potential risk:

1.              Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•                  The Operators’ Share Plan rewards absolute Company-wide EPS performance.  The plan ties all participants to the results of the total Company;

•                  The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

■                 The inclusion of asset management discourages decisions focused purely on short-term results;

■                 Including both Company-wide and segment measures creates a balance between focus on overall results and a pay-for-performance relationship for executives leading segments; and

■                 The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.              Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•                  The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

■                 The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•                  The Stock Option grants vest over a four-year period and RSUs have three-year cliff vesting, and provide reward for the achievement of absolute stock price performance;

■                 Multi-year vesting of options and RSUs mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•                  In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•                  Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

3.              Executive officers’ incentive compensation is subject to recoupment in the event of certain financial restatements to recover amounts that would not have been earned based on the restated financial results.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for our NEOs for fiscal 2021.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James P. Snee	2021	1,010,577	200	1,675,044	1,674,704	4,792,500	556,138	248,311	9,957,474
Chairman of the Board, President	2020	966,360	300	1,625,047	1,625,184	5,410,600	439,523	213,116	10,280,130
and Chief Executive Officer	2019	932,760	400	-	2,750,350	3,309,597	1,147,502	183,658	8,324,267
James N. Sheehan	2021	526,435	200	400,012	400,180	1,085,400	398,917	82,975	2,894,119
Executive Vice President and	2020	491,340	300	350,020	349,752	1,268,925	396,723	74,123	2,931,183
Chief Financial Officer	2019	468,090	400	-	650,328	886,371	881,775	69,895	2,956,859
Deanna T. Brady	2021	450,034	200	310,038	309,672	854,368	193,516	71,276	2,189,104
Executive Vice President	2020	422,600	300	240,041	240,071	869,595	223,751	63,662	2,060,020
Jacinth C. Smiley	2021	294,231	-	996,819	175,122	333,527	73,920	100,617	1,974,236
Group Vice President
Glenn R. Leitch	2021	232,458	200	397,541	350,064	792,110	208,460	57,895	2,038,728
Former Executive Vice President	2020	456,240	300	300,018	299,897	1,237,960	309,861	74,717	2,678,993
	2019	434,790	400	-	575,436	865,300	605,755	65,090	2,546,771
Lori J. Marco	2021	377,108	200	180,044	180,268	675,180	154,145	57,392	1,624,337
Senior Vice President	2020	368,270	300	170,001	170,274	801,450	221,179	73,141	1,804,615

(1)                                 Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)                                 Consists of a discretionary bonus that was paid, in the same amount, to all other eligible employees.

(3)                                 Consists of the aggregate grant date fair value of RSUs granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the NYSE closing price for the Company’s common stock on the grant date.

(4)                                 Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies — Stock-Based Compensation,” and Note M, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021.

(5)                                 Consists of Operators’ Share Plan and AIP incentive payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below.  For the LTIP performance period June 11, 2018 through June 18, 2021, the Company’s Total Shareholder Return was at the 68.2 percentile of its peer group, resulting in a payout at 136.4% of the target awards.  Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	AIP Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
James P. Snee	2021	332,000	1,221,000	3,239,500	4,792,500
	2020	332,000	1,085,000	3,993,600	5,410,600
	2019	360,000	1,040,000	1,909,597	3,309,597
James N. Sheehan	2021	132,800	407,000	545,600	1,085,400
	2020	132,800	368,125	768,000	1,268,925
	2019	144,000	360,000	382,371	886,371
Deanna T. Brady	2021	132,800	359,365	362,203	854,368
	2020	132,800	257,813	478,982	869,595
Jacinth C. Smiley	2021	75,170	230,377	27,980	333,527
Glenn R. Leitch	2021	114,008	149,991	528,111	792,110
	2020	232,400	299,000	706,560	1,237,960
	2019	252,000	286,000	327,300	865,300
Lori J. Marco	2021	182,600	219,780	272,800	675,180
	2020	182,600	209,250	409,600	801,450

(6)                                 Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements.  See “Pension Benefits” on page 33. The NEOs had no above-market or preferential earnings on deferred compensation.

(7)                                 All other compensation for fiscal 2021 includes for all the NEOs (except as noted) the following:  (a) for all the NEOs except for Ms. Smiley, Company contributions to the Joint Earnings Profit Sharing Trust on behalf of participants and, for Mr. Leitch, a Joint Earnings Profit Sharing distribution, (b) for all the NEOs except for Ms. Smiley, Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k), (c) for all the NEOs except for Ms. Smiley, Company contributions to the Executive Deferred Income Plan on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations, (d) the aggregate incremental cost to the Company of a vehicle provided for business and personal use, (e) for Mr. Snee and Mr. Sheehan, the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado, (f) for all the NEOs except for Ms. Smiley, costs of physical medical examinations paid for by the Company, (g) for Ms. Smiley, relocation and temporary living expenses reimbursed by the Company and amounts reimbursed by the Company for payment of the associated income taxes on such expense reimbursement, and (h) for Mr. Snee, the aggregate incremental cost to the Company of Mr. Snee’s use of Company aircraft for personal travel during the COVID-19 pandemic.

Company contributions to the Joint Earnings Profit Sharing Trust and the Joint Earnings Profit Sharing distribution to Mr. Leitch were as follows:  Mr. Snee - $32,635; Mr. Sheehan - $17,133; Ms. Brady - $14,686; Mr. Leitch - $7,444; and Ms. Marco - $12,075.  The Company contributions to the Executive Deferred Income Plan for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations were as follows:  Mr. Snee - $96,799; Mr. Sheehan - $30,120; Ms. Brady - $22,485; Mr. Leitch - $18,250; and Ms. Marco - $19,653.

The Company reimbursed Ms. Smiley $64,945 for relocation and temporary living expenses and $29,547 for the payment of the associated income taxes on such expense reimbursement.  Such reimbursements were pursuant to the Company’s relocation policy, which applies the same to all eligible employees.

The aggregate incremental cost to the Company of Mr. Snee’s use of Company aircraft for personal travel during the COVID-19 pandemic was $84,248.  This cost includes landing fees, parking, crew travel expenses, aircraft fuel, and maintenance expenses.

The following table describes each stock option and non-equity incentive plan award made to each NEO in fiscal 2021.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2021

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock	All Other Option		Grant Date
		Award Approval	Operators’ Shares(1)	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	(#)	($/Sh.)	($)
James P. Snee		1/26/2021(1)	200,000		332,000
		1/26/2021(2)		750,000	1,500,000	3,000,000
	2/1/2021(3)	1/26/2021					35,700			1,675,044
	2/1/2021(4)	1/26/2021						222,700	46.92	1,674,704
		7/19/2021(5)		1,675,000	3,350,000	10,050,000
James N. Sheehan		11/23/2020(1)	80,000		132,800
		11/23/2020(2)		250,000	500,000	1,000,000
	12/1/2020(3)	11/23/2020					8,416			400,012
	12/1/2020(4)	11/23/2020						53,500	47.53	400,180
		7/19/2021(5)		262,500	525,000	1,575,000
Deanna T. Brady		11/23/2020(1)	80,000		132,800
		11/23/2020(2)		205,000	410,000	820,000
	12/1/2020(3)	11/23/2020					6,523			310,038
	12/1/2020(4)	11/23/2020						41,400	47.53	309,672
		7/19/2021(5)		192,500	385,000	1,155,000
Jacinth C. Smiley(6)		1/26/2021(1)	80,000		132,800
		1/26/2021(2)		250,000	500,000	1,000,000
	6/1/2021(3)	1/26/2021					20,621			996,819
	6/1/2021(4)	1/26/2021						20,700	48.34	175,122
		1/26/2021(5)		10,257	20,513	61,539
		1/26/2021(5)		77,707	155,414	466,242
		1/26/2021(5)		143,949	287,898	863,694
		7/19/2021(5)		200,000	400,000	1,200,000
Glenn R. Leitch(7)		11/23/2020(1)	140,000		232,400
		11/23/2020(2)		250,000	500,000	1,000,000
	12/1/2020(3)	11/23/2020					8,364			397,541
	12/1/2020(4)	11/23/2020						46,800	47.53	350,064
Lori J. Marco		11/23/2020(1)	110,000		182,600
		11/23/2020(2)		135,000	270,000	540,000
	12/1/2020(3)	11/23/2020					3,788			180,044
	12/1/2020(4)	11/23/2020						24,100	47.53	180,268
		7/19/2021(5)		112,500	225,000	675,000

(1)                                 The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2021.  The “Target” column shows the estimated possible Operators’ Share payment for fiscal 2021 based on fiscal 2020 EPS of $1.66.  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2021 EPS results are not determinable when the award is made at the beginning of fiscal 2021.  The actual Operators’ Share payment earned in fiscal 2021 for each NEO based on fiscal 2021 EPS of $1.66 was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 27.  See “Operators’ Share Incentive Plan” on page 20 for a description of Operators’ Shares.

(2)                                 Consists of AIP performance awards granted in fiscal 2021. These awards include target amounts and are subject to threshold and maximum payouts under the AIP.  The actual AIP payment earned in fiscal 2021 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 27.    See “Annual Incentive Plan” on page 21 for a description of the AIP and AIP payouts for fiscal 2021.

(3)                                 Consists of RSUs granted under the Company’s Incentive Compensation Plan.  These RSUs vest in full on the third anniversary of the grant date.  The grant date fair value is included under “Stock Awards” in the Summary Compensation Table on page 27.  See “Potential Payments Upon Termination” on page 34 for a discussion of how RSUs are treated under various termination scenarios.

(4)                                 Consists of stock options granted under the Company’s Incentive Compensation Plan.  These options vest at 25% per year on the anniversary of the grant date.  The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 27.  See “Potential Payments Upon Termination” on page 34 for a discussion of how stock options are treated under various termination scenarios.

(5)                                 Consists of LTIP performance awards made in fiscal 2021. The performance period is June 7, 2021 through the 20th trading day after the Company’s second fiscal quarter 2024 earnings release, ending June 30, 2024 at the latest.  The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.  See “Long-Term Incentive Plan” on page 23 for a description of the LTIP awards and potential payouts for LTIP awards.  For Ms. Smiley, includes prorated LTIP performance awards for the June 2018 to June 2021, June 2019 to June 2022, and June 2020 to June 2023 performance cycles.  Her actual LTIP payment in fiscal 2021 for the June 2018 to June 2021 LTIP performance cycle is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 27.

(6)                                 The Operators’ Shares, AIP performance award, RSUs, stock options, and LTIP performance awards granted to Ms. Smiley were consistent with the Company’s offer of employment to Ms. Smiley.  The Company’s offer of employment to Ms. Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company.  This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of employment.

(7)                                 Mr. Leitch retired on April 25, 2021, which was a qualified retirement for purposes of his grants of plan-based awards for fiscal 2021.  He received Operators’ Share Plan and AIP incentive payments prorated based on his retirement date.  Mr. Leitch’s RSUs vested on his retirement date, including accrued dividend equivalents in the form of additional RSUs.  His stock option grants continue to vest per the original vesting schedule.

The following table summarizes the total outstanding equity awards as of October 31, 2021 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
James P. Snee	59,600	-	26.38	12/2/2024
	107,000	-	37.755	12/1/2025
	277,400	-	35.62	2/1/2027
	274,425	91,475	34.08	2/1/2028
	167,500	167,500	42.00	2/1/2029
	51,300	153,900	47.43	2/3/2030
	-	222,700	46.92	2/1/2031
					35,284	1,493,219
					36,078	1,526,821
James N. Sheehan	31,200	-	37.755	12/1/2025
	90,800	-	33.31	12/6/2026
	64,950	21,650	37.10	12/5/2027
	34,300	34,300	44.91	12/4/2028
	11,400	34,200	45.54	12/3/2029
	-	53,500	47.53	12/1/2030
					7,953	336,571
					8,549	361,794
Deanna T. Brady	51,600	-	26.38	12/2/2024
	39,000	-	37.755	12/1/2025
	51,300	-	33.31	12/6/2026
	35,175	11,725	37.10	12/5/2027
	17,950	17,950	44.91	12/4/2028
	7,825	23,475	45.54	12/3/2029
	-	41,400	47.53	12/1/2030
					5,454	230,813
					6,626	280,412
Jacinth C. Smiley	-	20,700	48.34	6/1/2031
					20,730	877,294
Glenn R. Leitch(6)	61,000	-	37.755	12/1/2025
	82,100	-	33.31	12/6/2026
	59,550	19,850	37.10	12/5/2027
	30,350	30,350	44.91	12/4/2028
	9,775	29,325	45.54	12/3/2029
	-	46,800	47.53	12/1/2030
Lori J. Marco	41,600	-	37.755	12/1/2025
	51,300	-	33.31	12/6/2026
	35,175	11,725	37.10	12/5/2027
	17,150	17,150	44.91	12/4/2028
	5,550	16,650	45.54	12/3/2029
	-	24,100	47.53	12/1/2030
					3,863	163,482
					3,848	162,847

(1)                                 Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in footnote 2 below. See “Potential Payments Upon Termination” on page 34 for a discussion of how stock options are treated under various termination scenarios.

(2)                                 The table below shows the vesting schedule for all unexercisable options.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 1, 2020 option grant for Mr. Sheehan vested as to 13,375 shares on December 1, 2021 and will vest as to 13,375 shares on each of December 1, 2022, December 1, 2023 and December 1, 2024.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2021	Will Vest in 2022	Will Vest in 2023	Will Vest in 2024	Will Vest in 2025
James P. Snee	2/1/2018	-	91,475	-	-	-
	2/1/2019	-	83,750	83,750	-	-
	2/3/2020	-	51,300	51,300	51,300	-
	2/1/2021	-	55,675	55,675	55,675	55,675
James N. Sheehan	12/5/2017	21,650	-	-	-	-
	12/4/2018	17,150	17,150	-	-	-
	12/3/2019	11,400	11,400	11,400	-	-
	12/1/2020	13,375	13,375	13,375	13,375	-
Deanna T. Brady	12/5/2017	11,725	-	-	-	-
	12/4/2018	8,975	8,975	-	-	-
	12/3/2019	7,825	7,825	7,825	-	-
	12/1/2020	10,350	10,350	10,350	10,350	-
Jacinth C. Smiley	6/1/2021	-	5,175	5,175	5,175	5,175
Glenn R. Leitch	12/5/2017	19,850	-	-	-	-
	12/4/2018	15,175	15,175	-	-	-
	12/3/2019	9,775	9,775	9,775	-	-
	12/1/2020	11,700	11,700	11,700	11,700	-
Lori J. Marco	12/5/2017	11,725	-	-	-	-
	12/4/2018	8,575	8,575	-	-	-
	12/3/2019	5,550	5,550	5,550	-	-
	12/1/2020	6,025	6,025	6,025	6,025	-

(3)                                 Consists of RSUs and includes dividend equivalents in the form of additional RSUs that have accrued during the vesting period.  RSUs generally vest in full on the third anniversary of the grant date.   Specific vesting dates are noted in footnote 4 below. See “Potential Payments Upon Termination” on page 34 for a discussion of how RSUs are treated under various termination scenarios.

(4)                                 The table below shows the vesting schedule for all RSUs.  These RSUs vest on the anniversary of the grant date in the year indicated.  For example, the December 1, 2020 RSU grant for Ms. Brady will vest on December 1, 2023.  Mr. Sheehan will retire December 31, 2021 and his RSUs will vest on his retirement date.

VESTING SCHEDULE FOR RSUs

Name	RSUs Grant Date	Will Vest in 2022	Will Vest in 2023	Will Vest in 2024
James P. Snee	2/3/2020	-	35,284	-
	2/1/2021	-	-	36,078
James N. Sheehan	12/3/2019	7,953	-	-
	12/1/2020	-	8,549	-
Deanna T. Brady	12/3/2019	5,454	-	-
	12/1/2020	-	6,626	-
Jacinth C. Smiley	6/1/2021	-	-	20,730
Lori J. Marco	12/3/2019	3,863	-	-
	12/1/2020	-	3,848	-

(5)                                 The market value is calculated using the $42.32 closing price of the Company’s stock on October 29, 2021, the last trading day of the fiscal year.

(6)                                 Mr. Leitch retired on April 25, 2021, which was a qualified retirement for purposes of his outstanding equity awards. His outstanding stock options continue to vest per the original vesting schedule and retain the original expiration date.  Mr. Leitch’s RSUs vested on his retirement date, including accrued dividend equivalents in the form of additional RSUs, resulting in no RSUs being outstanding at fiscal 2021 year end.

The following table summarizes the option awards exercised and stock awards vested during fiscal 2021 by each of the NEOs.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2021

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)
James P. Snee	60,600	1,614,990	-	-
James N. Sheehan	72,000	1,663,960	-	-
Deanna T. Brady	-	-	-	-
Jacinth C. Smiley	-	-	-	-
Glenn R. Leitch	312,400	8,553,149	15,153	702,948
Lori J. Marco	-	-	-	-

(1)                                 Amount is the difference between the market price (current NYSE price or NYSE current day closing price, depending on exercise method) of the Company stock at the time of exercise and the exercise price of the options.

(2)                                 RSUs vested includes dividend equivalents in the form of additional RSUs that accrued during the vesting period.

(3)                                 The value realized is calculated using the closing price of the Company’s stock on the vesting date.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James P. Snee	Pension Plan	32-6/12	1,132,100	-
	SERP	32-6/12	3,792,947	-
James N. Sheehan(1)	Pension Plan	43-5/12	2,199,106	-
	SERP	43-5/12	3,826,713	-
Deanna T. Brady(1)	Pension Plan	25-2/12	964,606	-
	SERP	25-2/12	1,403,752	-
Jacinth C. Smiley	Pension Plan	0-7/12	17,127	-
	SERP	0-7/12	56,793	-
Glenn R. Leitch(2)	Pension Plan	20-2/12	838,634	-
	SERP	20-2/12	2,369,623	-
Lori J. Marco	Pension Plan	17-5/12	588,033	-
	SERP	17-5/12	1,293,531	-

(1)                                 Mr. Sheehan is eligible for retirement under both the Pension Plan and the SERP.  He will retire December 31, 2021.  Ms. Brady is eligible for early retirement under both the Pension Plan and the SERP.  The retirement provisions of these plans are described under “Pension Plan” on page 24 and “Supplemental Executive Retirement Plan” on page 25.

(2)                                 Mr. Leitch retired during fiscal 2021.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021.  The material terms of these plans are described under “Pension Plan” on page 24 and “Supplemental Executive Retirement Plan” on page 25.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 31, 2021 ($)(1)
James P. Snee	918,100	96,799	367,899	-	4,600,417
James N. Sheehan	-	30,120	1,881	-	205,501
Deanna T. Brady	-	22,485	26,500	-	282,768
Jacinth C. Smiley	-	-	-	-	-
Glenn R. Leitch	-	18,250	14,417	-	1,296,260
Lori J. Marco	27,280	19,653	227,658	-	1,098,948

(1)                                 The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2021 Contributions and Earnings Reported as Compensation in Fiscal 2021 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 31, 2021” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James P. Snee	1,014,899	2,843,941
James N. Sheehan	30,120	105,954
Deanna T. Brady	22,485	67,751
Jacinth C. Smiley	-	-
Glenn R. Leitch	18,250	593,825
Lori J. Marco	46,933	129,969

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 25.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind, except for Ms. Smiley.  The Company’s offer of employment to Ms. Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company.  This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of employment.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All options vest immediately upon death of the executive;

•                  Qualified retirement or disability results in the continued vesting of options per the original vesting schedule, except that all options granted under the Company’s 2009 Long-Term Incentive Plan (the “Prior Plan”) vest immediately upon disability;

•                  Vesting ends upon voluntary termination of employment and all options expire three months after such termination, except that options granted under the Prior Plan continue to vest during this three month post termination period;

•                  Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the options are not continued or replaced by the surviving entity, then the options fully vest and the Compensation Committee may in its discretion permit some or all options to be exchanged for a cash payment;

•                  Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment;

•                  For options granted under the Prior Plan, upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options;

•                  Options are forfeited immediately upon termination for cause; and

•                  Options will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.  For options granted under the Prior Plan, options will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company and options are forfeited immediately upon breach of a confidentiality or non-compete agreement, as determined by the Compensation Committee.  All NEOs have signed the Company’s current form of confidentiality, non-compete, non-solicitation and invention assignment agreement.

Our RSU awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All RSUs vest immediately upon death, qualified retirement or disability of the executive;

•                  All unvested RSUs are forfeited upon termination of employment for reasons other than the death, qualified retirement or disability of the executive; and

•                  Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the RSUs are not continued or replaced by the surviving entity, then the RSUs fully vest and the Compensation Committee may in its discretion permit some or all RSUs to be exchanged for a cash payment;

•                  Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of RSUs or permitting the exchange of RSUs for a cash payment;

RSUs will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•                  Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•                  Qualified retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment;

•                  Termination of employment for any reason other than qualified retirement, disability or death results in forfeiture of all award rights; and

•                  LTIP awards will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.  For LTIP awards granted under the Prior Plan, awards will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.

The following table shows the potential payment of LTIP performance awards, the potential value of unexercisable stock option awards and the potential value of unvested RSUs for the NEOs upon death, qualified retirement, disability, or change in control of the Company as of October 31, 2021.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2021 YEAR END

	Death	Qualified retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)(4)(6)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2) (4)(5)	($)	($)	($)	($)(1)(2)(4)(5)(7)
James P. Snee
Stock Options	807,354	-	-	-	807,354
RSUs	3,020,040	3,020,040	3,020,040	3,020,040	3,020,040
LTIP award (6/19-6/22)	1,381,710	1,086,250	2,172,500	6,517,500	1,749,000
LTIP award (6/20-6/23)	1,495,000	747,500	1,495,000	4,485,000	3,250,000
LTIP award (6/21-6/24)	402,000	201,000	402,000	1,206,000	3,350,000
Total	7,106,104	5,054,790	7,089,540	15,228,540	12,176,394

James N. Sheehan
Stock Options	113,013	113,013	113,013	113,013	113,013
RSUs	698,365	698,365	698,365	698,365	698,365
LTIP award (6/19-6/22)	226,098	177,750	355,500	1,066,500	286,200
LTIP award (6/20-6/23)	218,500	109,250	218,500	655,500	475,000
LTIP award (6/21-6/24)	63,000	31,500	63,000	189,000	525,000
Total	1,318,976	1,129,878	1,448,378	2,722,378	2,097,578

Deanna T. Brady
Stock Options	61,205	61,205	61,205	61,205	61,205
RSUs	511,225	511,225	511,225	511,225	511,225
LTIP award (6/19-6/22)	150,380	118,223	236,446	709,338	190,354
LTIP award (6/20-6/23)	142,600	71,300	142,600	427,800	310,000
LTIP award (6/21-6/24)	46,200	23,100	46,200	138,600	385,000
Total	911,610	785,053	997,676	1,848,168	1,457,784

Jacinth C. Smiley(8)
Stock Options	-	-	-	-	-
RSUs	877,294	877,294	877,294	877,294	877,294
LTIP award (6/19-6/22)	78,086	61,389	122,777	368,331	98,843
LTIP award (6/20-6/23)	132,433	66,217	132,433	397,299	287,898
LTIP award (6/21-6/24)	48,000	24,000	48,000	144,000	400,000
Total	1,135,813	1,028,900	1,180,504	1,786,924	1,664,035

Glenn R. Leitch(9)
Stock Options		103,617	103,617	103,617
RSUs		598,752	598,752	598,752
LTIP award (6/19-6/22)		167,875	335,750	1,007,250
LTIP award (6/20-6/23)		103,500	207,000	621,000
Total		973,744	1,245,119	2,330,619

Lori J. Marco
Stock Options	61,205	61,205	61,205	61,205	61,205
RSUs	326,329	326,329	326,329	326,329	326,329
LTIP award (6/19-6/22)	100,488	79,000	158,000	474,000	127,200
LTIP award (6/20-6/23)	96,600	48,300	96,600	289,800	210,000
LTIP award (6/21-6/24)	27,000	13,500	27,000	81,000	225,000
Total	611,622	528,334	669,134	1,232,334	949,734

(1)                                 Stock options are valued based on the difference between the $42.32 closing price of the Company’s stock on October 29, 2021, the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Options with an exercise price in excess of the $42.32 closing price on October 29, 2021 have no value for this purpose.

(2)                                 Amounts shown for stock options represent the value of all unexercisable options.  Exercisable options would not be affected by this termination event.

(3)                                 Consists of the value of unexercisable stock options granted under the Prior Plan, as those options vest immediately upon disability.  Unexercisable options granted under the Prior Plan continue to vest per the original vesting schedule upon qualified retirement and such options thus would not be affected by this termination event.  Unexercisable options granted under the 2018 Plan continue to vest per the original vesting schedule upon qualified retirement or disability and such options thus would not be affected by these termination events.  Exercisable options would not be affected by these termination events.

(4)                                 RSUs are valued based on the $42.32 closing price of the Company’s stock on October 29, 2021, the last trading day of the fiscal year.

(5)                                 Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 31, 2021.  Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 31, 2021.

(6)                                 Qualified retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 31, 2021.  The actual payment would not be determined until after the performance period end date for each award.

(7)                                 For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options and RSUs upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options and RSUs for a cash payment (with a value equal to the difference between the closing price of the Company’s stock on October 29, 2021, the last trading day of the fiscal year, and the applicable exercise price of the stock options and a value equal to that closing price for RSUs) or that the options and RSUs fully vested upon a change in control of the Company via a corporate transaction where the options and RSUs are not continued or replaced by the surviving entity.

(8)                                 The Company’s offer of employment to Ms. Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company.  This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of employment.  Ms. Smiley’s award for the June 2018 to June 2021 performance cycle vested and was paid out in fiscal 2021, and thus no longer has value for this payment.  The total value of Ms. Smiley’s severance payment for this event is $1,550,845 as of October 31, 2021.

(9)                                 Mr. Leitch retired on April 25, 2021, which was a qualified retirement for purposes of his incentive awards. This table thus discloses value only for that event.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 25.

CEO PAY RATIO DISCLOSURE

We determined that the fiscal 2021 annual total compensation of the median compensated employee of our adjusted employee population employed as of October 31, 2021, other than our CEO, James P. Snee, was $49,760.  Mr. Snee’s fiscal 2021 annual total compensation, as reported in the Summary Compensation Table on page 27, was $9,957,474.  Therefore, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 200 to 1.

As of October 31, 2021, our total employee population consisted of 20,335 employees, of which 18,770 were located in the United States and 1,565 were located in non-US jurisdictions. Pursuant to SEC rules, we excluded 17 employees from the following countries under the de minimis exemption: Australia (7); Canada (2); Hong Kong (1); Japan (1); Philippines (5) and Mexico (1). After applying this exemption, our adjusted employee population used for purposes of identifying the median employee consisted of 20,318 employees of which 18,770 were located in the United States and 1,548 were located in non-US jurisdictions.

To identify the median compensated employee, we used total cash compensation, including base salary, actual bonus paid and overtime and allowances, as applicable, for fiscal 2021.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act and related SEC rules.  This advisory vote is commonly known as a “say-on-pay” vote.

The say-on-pay vote is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.  The say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 26.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value.  The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests.  The Compensation Discussion and Analysis section starting on page 17 provides a more detailed discussion of the executive compensation programs and includes fiscal 2021 business highlights.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2022 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 4 – STOCKHOLDER PROPOSAL: External Public Health Cost of Antimicrobial Resistance Disclosure

Stockholder Proposal

The Shareholder Commons, P.O. Box 7545, Wilmington, Delaware 19803, representing H.E.S.T. Australia Ltd., trustee for the Health Employees Superannuation Trust Australia, beneficial owner of at least $25,000 in market value of the Company’s common stock, has notified the Company that it intends to present the following resolution at the Annual Meeting of Stockholders.  As required by the rules of the SEC, the resolution and supporting statement are reprinted here as they were submitted to the Company:

RESOLVED, shareholders ask that the board commission and disclose a study on the external environmental and public health costs created by the use of antibiotics in our company’s (“Hormel”) supply chain and the manner in which such costs affect the vast majority of its shareholders who rely on a healthy stock market.

Hormel says in its 2021 Antibiotic Stewardship Report that “building social value and creating economic value are not competing goals,” and that it “never use[s] medically important antibiotics for growth promotion, feed efficiency or weight gain.”

However, Hormel is a conventional Delaware corporation, so that directors’ duties emphasize Hormel and its shareholders, strictly as defined by Hormel’s internal financial returns to shareholders—even when such returns undercut those same shareholders’ broader portfolio returns. Accordingly, when the financial return of Hormel to its shareholders and the interests of broader society and the economy clash, the directors must choose shareholder return. (Hormel could become a public benefit corporation1 to prevent this.)

For Hormel, this may lead to overuse of antibiotics in raising livestock to increase profit, despite increasing antimicrobial resistance (“AMR”), or the ability of diseases to resist antibiotics. In addition to the resulting loss of life and increased

1 8 Del. Code Section 361.

poverty, AMR may decrease global GDP by 3% by 2030, and by almost 4% by 2050.2 At an intermediate discount rate, this will amount to economic losses by 2050 with a current value of $54 trillion.

Hormel does not report such external costs and consequent economic harm to its supply chain. This information is essential to shareholders, who are almost all broadly diversified. Indeed, as of November 2020, after the Hormel Foundation, which owns 47.49% of our shares, the top three holders of our shares are Vanguard, BlackRock, and State Street—investment managers with indexed or otherwise broadly diversified investors.

Such shareholders and beneficial owners are materially harmed when companies impose external costs that lower GDP, which reduces equity market values.3 While Hormel may profit by ignoring externalized costs, diversified shareholders ultimately pay these costs, and they have a right to ask what they are.

Hormel’s prior disclosures and prior shareholder proposals do not address this issue, because they do not address the public health costs Hormel imposes on shareholders as diversified investors who must fund retirement, education, public goods, and other critical social needs. This is a separate social issue of great importance. A study would help shareholders determine whether to seek a change in corporate direction, structure, or form to better serve their interests.

Please vote for: External Public Health Cost of Antimicrobial Resistance Disclosure – Item 4

Board of Directors Statement in Opposition to the Stockholder Proposal

The Board of Directors has carefully considered this proposal and recommends voting AGAINST the proposal. It has determined that commissioning a study on the external public and environmental health cost of antimicrobial resistance would not be beneficial given the Company’s already robust antibiotic stewardship, continuous improvement and environmental sustainability efforts within our supply chain. The proposed study, focused on larger societal costs and impact to the GDP of antibiotics, would incur unnecessary expense without sufficient benefit to stockholders.

We recognize our responsibility as a global branded food company. As one of the most responsible companies in the United States, we take seriously the role we play as an advocate, steward and champion and will continue to use our size and scale for positive change both in our business and in the greater industry. Our Food Journey™ corporate responsibility efforts encompass detailed strategies focusing on our investments in making the world a better place including environmental sustainability, improving the communities where we live and work and bettering our food system, including antibiotics stewardship.

Leading antibiotic stewardship: The Company’s antibiotic stewardship approach is well-documented. We direct our efforts in the following ways:

Responsible use policy — For more than a decade, the Company has been actively working to create and hone an antibiotic stewardship policy grounded in the understanding of the importance of using antibiotics responsibly in all settings, including animal agriculture within our supply chain, and our responsibility to reduce the use of medically important antibiotics in order to maintain their effectiveness.

Partnering with stakeholders — The Company is engaged in key partnerships, including with NGOs, colleges and universities, industry associations, and across our supply chain to further develop and implement antibiotic policies. In 2015, the Company formed an Antibiotic Working Group comprised of internal subject-matter experts, lead nongovernmental organizations, including The Pew Charitable Trusts and Farm Foundation, independent veterinarians and other stakeholders to advance this important topic. We are working to address the challenges of antimicrobial resistance through membership in the Business Council of the United Nations and National Institute of Antimicrobial Resistance Research and Education.  In 2018, the Company, along with other food companies, retailers, livestock producers and trade and professional associations, announced a comprehensive framework to strengthen stewardship of antibiotic use in food animals. The framework was part of a two-year dialogue with stakeholders, moderated by Farm Foundation and The Pew Charitable Trusts, to ensure that antibiotics are used judiciously throughout production to protect animal and public health.

Compliance with industry guidance — We comply with the U.S. Food and Drug Administration’s industry guidance that eliminates the use of medically important antibiotics for growth promotion within our supply chain.

2 http://documents1.worldbank.org/curated/en/323311493396993758/pdf/final-report.pdf

3 See, e.g., https://www.advisorperspectives.com/dshort/updates/2020/11/05/market-cap-to-gdp-an-updated-look-at-the-buffett-valuationindicator (total market capitalization to GDP “is probably the best single measure of where valuations stand at any given moment”) (quoting Warren Buffet).

Producing raised-without-antibiotics products — The Company has also invested in producing raised-without-antibiotics products. Our Applegate® product portfolio is produced entirely from animals raised without antibiotics. In addition, we offer several raised-without-antibiotics foodservice items, Columbus® products and Jennie-O® products.

Continuous improvement: Continuous improvement has always been part of the Company’s culture. For instance, as part of the Company’s commitment to antibiotic stewardship, we have disclosed the quantities of antibiotics administered to animals in various parts of our supply chain. The quantities, along with analyses of the reasons for antibiotic administration, are disclosed in the Company’s January 2021 Antibiotics Stewardship Report. As part of our commitment to animal welfare, the Company has an established Animal Welfare Advisory Council dedicated to reviewing industry practices for opportunities for improvement.

As part of Our Food Journey™, we have set 20 qualitative and quantitative goals to achieve by the end of 2030 to make the world a better place, one of which is advancing our antibiotic stewardship efforts and piloting an antibiotic use measurement and reporting system.

Commitment to sustainability across our Global Supply Chain: Our Supplier Code of Conduct is designed to ensure that the products and services we receive from our suppliers follows our commitment to responsible environmental and social performance. Among other things, the Code requires our suppliers to adhere to our Animal Stewardship Policy and to only use antibiotics responsibly when needed and only under the direction of a veterinarian.

Additional information regarding our antibiotic stewardship is available on the Company’s website at https://www.hormelfoods.com/wp-content/uploads/Hormel-Foods-Antibiotic-Stewardship-Report.FINAL_.pdf. Additional information regarding Our Food Journey™ sustainability, including our 2030 goals, is available on the Company’s website at https://www.hormelfoods.com/responsibility/.

The Company believes that good business and good stewardship, including antibiotic stewardship, go hand in hand. However, the study requested by the stockholder proposal would incur unnecessary expense and divert management’s attention from what the Company is in the best position to control – ensuring stewardship of antibiotics within our supply chain. The Board of Directors believes the Company will be better served by continuing its efforts and utilizing its resources through the efforts described above.

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related party transactions will be disclosed in accordance with SEC rules.  For fiscal 2021, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via the Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2023 Annual Meeting of Stockholders must deliver the proposal to the Company by August 17, 2022, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the 2023 Annual Meeting of Stockholders, the notice deadline is October 27, 2022.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2023 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above.  If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 15, 2021

VIEW MATERIALS & VOTE w SCAN TO HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 20, 2022 for shares in employee plans or (ii) Monday, January 24, 2022 for shares held in record accounts. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HRL2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 20, 2022 for shares in employee plans or (ii) Monday, January 24, 2022 for shares held in record accounts. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D63508-P62952-Z81183 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HORMEL FOODS CORPORATION The Board of Directors recommends you vote FOR each of the director nominees under Item 1. 1. Elect a board of 12 directors: For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Prama Bhatt For ! Against ! Abstain ! The Board of Directors recommends you vote FOR Items 2 and 3. 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 30, 2022. 1b. Gary C. Bhojwani 1c. Terrell K. Crews 3. Approve the Named Executive Officer compensation as disclosed in the Company's 2022 annual meeting proxy statement. ! For ! ! Against ! ! Abstain ! 1d. Stephen M. Lacy 1e. Elsa A. Murano, Ph.D. The Board of Directors recommends you vote AGAINST Item 4. 4. Vote on the stockholder proposal requesting a report on external public health costs of antimicrobial resistance, if presented at the meeting. 1f. Susan K. Nestegard 1g. William A. Newlands Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1h. Christopher J. Policinski 1i. Jose Luis Prado 1j. Sally J. Smith 1k. James P. Snee 1l. Steven A. White THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Help us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com.

SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). Your signature will also serve as a voting direction to the trustee, Reliance Trust Company, if you are a participant in any of the following employee plans: • Hormel Foods Corporation Joint Earnings Profit Sharing Trust • Hormel Foods Corporation Tax Deferred Investment Plan A (401K) • Hormel Foods Corporation Tax Deferred Investment Plan B (401K) • Jennie-O Turkey Store Retirement Savings Plan (401K) • Capital Accumulation Plan (401K) Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D63509-P62952-Z81183 HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction HORMEL FOODS CORPORATION Proxy and Voting Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Jacinth C. Smiley and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 3, 2021, at the Annual Meeting of Stockholders to be held on January 25, 2022, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on December 3, 2021. Please refer to the explanation above. If no direction is given or if direction is received after 10:59 p.m. Central Standard Time January 20, 2022, the Trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law. Continued and to be signed on reverse side

SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). Your signature will also serve as a voting direction to the trustee, Reliance Trust Company, if you are a participant in any of the following employee plans: • Hormel Foods Corporation Joint Earnings Profit Sharing Trust • Hormel Foods Corporation Tax Deferred Investment Plan A (401K) • Hormel Foods Corporation Tax Deferred Investment Plan B (401K) • Jennie-O Turkey Store Retirement Savings Plan (401K) • Capital Accumulation Plan (401K) Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D63509-P62952-Z81183 HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction HORMEL FOODS CORPORATION Proxy and Voting Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Jacinth C. Smiley and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 3, 2021, at the Annual Meeting of Stockholders to be held on January 25, 2022, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on December 3, 2021. Please refer to the explanation above. If no direction is given or if direction is received after 10:59 p.m. Central Standard Time January 20, 2022, the Trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law. Continued and to be signed on reverse side

SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). Your signature will also serve as a voting direction to the trustee, Reliance Trust Company, if you are a participant in any of the following employee plans: • Hormel Foods Corporation Joint Earnings Profit Sharing Trust • Hormel Foods Corporation Tax Deferred Investment Plan A (401K) • Hormel Foods Corporation Tax Deferred Investment Plan B (401K) • Jennie-O Turkey Store Retirement Savings Plan (401K) • Capital Accumulation Plan (401K) Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D63509-P62952-Z81183 HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction HORMEL FOODS CORPORATION Proxy and Voting Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Jacinth C. Smiley and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 3, 2021, at the Annual Meeting of Stockholders to be held on January 25, 2022, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on December 3, 2021. Please refer to the explanation above. If no direction is given or if direction is received after 10:59 p.m. Central Standard Time January 20, 2022, the Trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law. Continued and to be signed on reverse side